Exhibit 11

HUGHES COMMUNICATIONS, INC.

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

In accordance with FAS 128, “Earnings per Share,” the computations of per share amounts included in the accompanying financial statements exclude the effects of dilutive securities in periods when a loss from continuing operations exists or when their inclusion would be anti-dilutive. The tables below are prepared in accordance with Rule 601(b)(11) of Regulation S-K of the Securities and Exchange Act of 1934, as amended.

The following tables set forth the calculation of weighted average shares outstanding for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Weighted average common shares outstanding—basic	18,811,645	8,852,753	15,941,853	8,790,831
Effect of dilutive securities:
Restricted stock units	130,000	—	84,632	—
Restricted stock awards	15,271	—	13,723	—
Options to purchase common stock	102,311	458,053	194,866	—
Effect of anti-dilutive securities:
Options to purchase common stock	—	778,305	—	1,403,988

Weighted average common shares outstanding—diluted	19,059,227	10,089,111	16,235,074	10,194,819

The following table summarizes information included on the statements of operations for the purpose of earnings (loss) per share calculations for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Income (loss) from continuing operations	$11,369	$4,620	$(48,768)	$1,950
Income (loss) from discontinued operations	—	938	(42)	(294)
Gain on sale of discontinued operations	—	—	240	—
Net Income (Loss)	11,369	5,558	(48,570)	1,656
Cumulative dividends and accretion of convertible preferred stock to liquidation value	—	(2,492)	(1,454)	(7,477)

Net Income (Loss) Attributable to Common Stockholders	$11,369	$3,066	$(50,024)	$(5,821)

The following table summarizes earnings (loss) per share calculations for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Basic earnings (loss) per common share:
Continuing operations	$0.60	$0.24	$(3.15)	$(0.63)
Discontinued operations	—	0.11	0.01	(0.03)

Basic net earnings (loss) per share	$0.60	$0.35	$(3.14)	$(0.66)

Diluted earnings (loss) per common share:
Continuing operations	$0.60	$0.21	$(3.09)	$(0.54)
Discontinued operations	—	0.09	0.01	(0.03)

Net earnings (loss) per share	$0.60	$0.30	$(3.08)	$(0.57)